                           COMMEMORATIVE BRANDS, INC.

                            CERTIFICATE OF INCREASE

                                      OF

                            SERIES B PREFERRED STOCK

                  The undersigned, being the duly elected and acting vice-president, secretary and treasurer of COMMEMORATIVE BRANDS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY THAT:

                  1. A Certificate of Designations of Series B Preferred Stock setting forth the Powers, Preferences, Rights, Qualifications, Limitations and Restrictions of Such Preferred Stock was filed by the Corporation with the Secretary of State of Delaware on December 13, 1996; and

                  2. A Certificate of Increase of Series B Preferred Stock increasing by 50,000 the number of shares of the Corporation designated as Series B Preferred Stock was filed by the Corporation with the Secretary of State of Delaware on June 10, 1998; and

                  3. Pursuant to Section 151 of the Delaware General Corporation Law, the Board of Directors of the Corporation duly adopted the following resolution by unanimous written consent dated June 2, 1998:

                       RESOLVED that, pursuant to the authority vested in
                  the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation of the Corporation, as amended, the number of shares of the Corporation to be designated as Series B Preferred Stock is hereby increased by 75,000 shares (the "Additional Series B Shares"); and such Additional Series B Shares shall have the same Powers, Preferences, Rights, Qualifications, Limitations and Restrictions as the Series B Preferred Stock so designated prior to the date hereof as set forth in that certain Certificate of Designations of Series B Preferred Stock filed by the Corporation with the Secretary of State of the State of Delaware on December 13, 1996.

                  IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Increase on behalf of the Corporation this 25th day of June, 1999.

                                 COMMEMORATIVE BRANDS, INC.

                                 By: /s/ Clyde W. Walls
                                 Name:   Clyde W. Walls
                                 Title:  Vice President, Secretary and Treasurer